                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          SmarTalk TeleServices, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         ---------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

[LOGO OF SMARTALK TELESERVICES, INC. APPEARS HERE]

ROBERT H. LORSCH
CHAIRMAN OF THE BOARD
AND CHIEF EXECUTIVE OFFICER

                                                                  April 23, 1997

Dear Share Owner:

  You are cordially invited to attend the Annual Meeting of Shareholders of SmarTalk TeleServices, Inc. to be held on May 15, 1997, at 10:00 a.m., in Los Angeles, California. We hope that you will join us in our first annual meeting to hear management's report to the shareholders.

  The enclosed Notice and Proxy Statement contain details concerning the business to come before the meeting, including the election of six directors and the ratification of the selection of independent accountants.

  I encourage you to attend the Annual Meeting in person. If you cannot attend, however, it is still important that your shares be represented at the meeting. I ask you to read the enclosed Proxy Statement and complete, sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope. If you decide to attend the meeting after completing the proxy card, you may still vote your shares as you wish.

                                         Sincerely,

                                         /s/ Robert H. Lorsch

                                         ROBERT H. LORSCH

[LOGO OF SMARTALK TELESERVICES, INC. APPEARS HERE]

                          SMARTALK TELESERVICES, INC.
                      1640 SOUTH SEPULVEDA BLVD, SUITE 500
                         LOS ANGELES, CALIFORNIA 90025

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 15, 1997

                               ----------------

TO THE SHAREHOLDERS OF SMARTALK TELESERVICES, INC.:

  You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of SmarTalk TeleServices, Inc. (the "Company") to be held on May 15, 1997, at 10:00 a.m., at the Century Plaza Hotel in the Westwood Room located at 2025 Avenue of the Stars, Los Angeles, California, for the following purposes:

  1. ELECTION OF DIRECTORS. To elect six directors of the Company to hold office until the 1998 annual meeting of shareholders;

  2. RATIFICATION OF ACCOUNTANTS. To ratify the appointment of Price Waterhouse LLP as independent auditors of the Company to serve for the 1997 fiscal year; and

  3. OTHER BUSINESS. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

  Only shareholders of record at the close of business on April 18, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponements thereof.

                                         By Order of the Board of Directors

                                         /s/ Bruce W. Bielinski

                                         Bruce W. Bielinski
                                         Secretary

April 23, 1997

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE POST-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                          SMARTALK TELESERVICES, INC.
                     1640 SOUTH SEPULVEDA BLVD, SUITE 500
                         LOS ANGELES, CALIFORNIA 90025

                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 15, 1997

                                PROXY STATEMENT

                                 INTRODUCTION

  This Proxy Statement is being furnished by SmarTalk TeleServices, Inc. ("SmarTalk" or the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1997 annual meeting of shareholders to be held at the Century Plaza Hotel in the Westwood Room located at 2025 Avenue of the Stars, Los Angeles, California, on Thursday, May 15, 1997 beginning at 10:00 a.m. or at any adjournments or postponement thereof (the "Annual Meeting"), for the purposes set forth in the foregoing Notice.

  This Proxy Statement and the accompanying Proxy are first being mailed to the Company's shareholders on or about April 23, 1997. The Annual Report for the year ended December 31, 1996 is being mailed to shareholders with this Proxy Statement.

VOTING

  There were 12,959,679 shares of the Company's common stock, no par value (the "Common Stock") issued and outstanding on April 10, 1997, the most recent practicable date prior to the printing of this Proxy. The record date for the purpose of determining shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date") has been set as April 18, 1997. For each matter submitted to the vote of the shareholders, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock held by such holder on the books of the Company as of the Record Date.

  The presence, in person or by proxy, of a majority of the shares entitled to vote will constitute a quorum for the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be counted by an appointed inspector of election. The election inspector will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business, but they will not be counted as affirmative or negative votes. The election inspector will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote or that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are not present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business and they will not be counted for purposes of determining whether a proposal has been approved.

REVOCABILITY OF PROXIES

  Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before its exercise. Such revocation may be effected by a writing delivered to the Company stating that the proxy is revoked or by executing a subsequent proxy and presenting it at the meeting, or by attendance at the meeting and voting in person.

SOLICITATION

  The Company will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying Proxy. In addition to the use of the mails, proxies may be solicited by officers, directors and other regular employees of the Company by telephone, facsimile or other personal solicitation, and no additional compensation will be paid to such individuals. The Company will, if requested, reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

                   INFORMATION ABOUT THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

BOARD MEETINGS AND DIRECTOR COMPENSATION

  During 1996 there were four meetings of the board of directors of the Company (the "Board" or "Board of Directors"). In 1996, each director attended 75% or more of the total of all meetings held by the Board and the committees on which he served. Prior to December 12, 1996, all non-employee directors received a fee of $1,000 plus any out-of-state travel expenses for each Board or committee meeting attended in person and $500 for each Board or committee meeting which a director participated in telephonically. As of December 1996, directors of the Company receive $1500 for each Board meeting attended in person. Each of Ahmed O. Alfi, Fred F. Fielding, Jeffrey I. Scheinrock and Lloyd S. Zeiderman earned $1500 as director's fees for the fiscal year ended December 31, 1996.

  Directors are eligible to participate in the Company's 1996 Incentive Stock Option Plan ("ISO Plan"). Directors are also eligible to participate in the Company's 1996 Nonqualified Stock Option Plan (the "Nonqualified Plan"), although the Company anticipates that it will not issue any additional shares under the Nonqualified Plan. Pursuant to the Nonqualified Plan, each of Fred
F. Fielding and Jeffrey I. Scheinrock, each a director and nominee for director of the Company, was granted an option on June 11, 1996 to purchase 28,240 shares of Common Stock. The exercise price of the option is $3.56 per share (the market price of the Common Stock on the date of grant) and the option will vest with respect to 9,413 shares on the first and second anniversaries of the date of grant and with respect to 9,414 on the third anniversary of the date of grant.

BOARD COMMITTEES

  The Company has standing audit and compensation committees. The Company does not have a standing nominating committee.

  Audit Committee. The Company's Audit Committee consists of three non-employee directors: Ahmed O. Alfi, Jeffrey I. Scheinrock and Lloyd S. Zeiderman. Responsibilities of the Audit Committee include (i) reviewing the accounting practices of the Company and consulting with the independent auditors concerning the Company's financial statements, accounting and financial policies and internal controls, (ii) reviewing the scope of the independent auditors' activities and the practices of the independent auditors and (iii) maintaining good communications among the Audit Committee, the Company's independent auditors and the Company's management on accounting matters. The Audit Committee was established on August 15, 1996 and held no meetings during 1996.

  Compensation Committee. The Company's Compensation Committee consists of three non-employee directors: Fred F. Fielding, Jeffrey I. Scheinrock and Lloyd S. Zeiderman. The Compensation Committee is responsible for reviewing and approving, within its authority, compensation, benefits, stock grants, and other human resource policies and making recommendations concerning such matters to the Board of Directors. The Compensation Committee was established on August 15, 1996 and held one meeting during 1996.

                      NOMINEES FOR ELECTION AS DIRECTORS

  The Company's Bylaws provide that the Board of Directors will consist of not less than five nor more than nine members with the exact number to be fixed by a resolution of the Board of Directors. A Board of six directors is to be elected at the Annual Meeting.

  Certain information regarding the Company's directors and nominees for election as directors, including their respective ages, principal occupations (including terms as director of the Company) and information regarding the aggregate number of shares of Common Stock beneficially owned by each of them as of the Record Date is set forth in the tables below.

BIOGRAPHICAL INFORMATION

  Directors. The following table gives certain information as to each director and nominee for director of the Company as of the Record Date:

       NAME                             AGE               POSITION
       ----                             ---               --------
   Robert H. Lorsch(1).................  47 Chairman and Chief Executive Officer
   Lloyd S. Zeiderman(2)(3)............  61 Vice Chairman
   Ahmed O. Alfi(2)(4).................  40 Director
   Fred F. Fielding(3).................  58 Director
   Jeffrey I. Scheinrock(2)(3).........  45 Director
   Robert M. Smith.....................  44 Nominee

--------
(1) Mr. Lorsch serves as a director of the Company pursuant to his own designation under a Shareholders Agreement dated as of December 28, 1995 among the Company, Robert H. Lorsch and SmarTalk Partners, LLC (the "Shareholders Agreement"). The Shareholders Agreement terminated upon consummation of the initial public offering on October 23, 1996.

(2) Member, Audit Committee of the Board of Directors.

(3) Member, Compensation Committee of the Board of Directors.

(4) Mr. Alfi serves as a director of the Company pursuant to SmarTalk Partners, LLC's designation under the Shareholders Agreement. The Shareholders Agreement terminated upon consummation of the initial public offering on October 23, 1996.

  Robert H. Lorsch co-founded the Company and has served as the Chairman of the Board and Chief Executive Officer of the Company since its inception in October 1994. Prior to forming the Company, Mr. Lorsch served as president of Lorsch Creative Network, Inc. ("LCN"), a full service advertising and sales promotion agency formed by Mr. Lorsch in 1986.

  Lloyd S. Zeiderman has served as a director of the Company since November 1995 and Vice-Chairman of the Board since December 1996. Since 1991, Mr. Zeiderman has managed New Vest Capital Corporation, a mortgage portfolio firm, Nelson Equities, Inc., a real estate acquisitions and management firm, and HCS Specialized Training Centers, LLC, a computer training center. Additionally, he has managed three business management firms, Zeiderman Management Corporation; Zeiderman, Friedman & LaRosa, Inc.; and ZFL Management, Inc. Mr. Zeiderman is also a founder, treasurer and member of the board of directors of the Pediatric Aids Foundation.

  Ahmed O. Alfi has served as a director of the Company since January 1996. Mr. Alfi has served as the Chairman of the Board of Directors and Chief Executive Officer of Alfigen, Inc., a prenatal diagnostic company, since January 1992. He also co-manages Delphi Investments, Ltd., an investment management company which he founded in 1987. Mr. Alfi currently serves as a director of Creative Computers, Inc., a direct marketer of computer products. Mr. Alfi is a member of SmarTalk Partners, LLC ("SmartTalk Partners"), which was formed solely for the purpose of investing in the Company.

  Fred F. Fielding has served as a director of the Company since August 1996. Mr. Fielding has been a Senior Partner with Wiley, Rein & Fielding in Washington D.C. since 1986. From January 1981 to April 1986, Mr. Fielding was counsel to the President of the United States. Mr. Fielding serves as a director for USAir Shuttle, Inc.

  Jeffrey I. Scheinrock has served as a director of the Company since August 1996. From March 1989 until June 1996, Mr. Scheinrock was the Vice Chairman of Finance and Strategic Planning for Packard Bell Electronics Inc. Mr. Scheinrock is the Vice Chairman of Kistler Aerospace.

  Robert M. Smith is a new nominee for director in 1997. Mr. Smith has been a Partner since July 1988 with Dewey Ballantine in New York and Los Angeles. Mr. Smith heads the Mergers & Acquisitions Group of the Los Angeles office of Dewey Ballantine.

                    OTHER EXECUTIVE OFFICERS OF THE COMPANY

  The following table gives certain information as of the Record Date as to each executive officer who is not also a nominee for director of the Company.

        NAME                AGE POSITION
        ----                --- --------
     Erich L. Spangenberg..  36 President and Chief Operating Officer
     Richard M. Teich......  43 Executive Vice President
     Glen Andrew Folck.....  32 Vice President--Finance; Chief Financial Officer; and
                                 Assistant-Secretary
     David A. Hamburger....  26 Vice President--Legal Affairs; General Counsel
     William H. Mackall....  64 Vice President--Sales and Marketing

  Erich L. Spangenberg has served as the Company's President and Chief Operating Officer since April 1997. Prior to joining the Company, Mr. Spangenberg was a Senior Vice President in the Investment Banking Group of Donaldson, Lufkin & Jenrette Securities Corporation since 1996. From 1985 until 1995, Mr. Spangenberg served as an associate and Partner with Jones, Day, Reavis & Pogue in Los Angeles.

  Richard M. Teich co-founded the Company and has served as the Company's Executive Vice President since January 1996. From 1993 through 1995, Mr. Teich designed, developed and implemented various advertising and teleservices programs, including the implementation of interactive telephone sampling and promotion programs for consumer products companies, while serving as a consultant to LCN. From 1991 through 1992, Mr. Teich served as Vice President of LCN.

  Glen Andrew Folck has served as the Company's Vice President--Finance, and Chief Financial Officer since January 1996 and the Assistant Secretary since October 1996. From December 1993, until joining the Company, Mr. Folck served as Director of Strategic Planning for Harvard Industries, Inc., an automotive components manufacturer. From March 1992 through December 1993, he was Manager, Corporate Accounting and Financial Reporting, for Sonoco Products Company, a paper packaging manufacturer. He served as Manager, Branch Accounting, for Premark International, Inc., a diversified products manufacturer, from May 1990 through March 1992.

  David A. Hamburger has served as the Company's Vice President--Legal Affairs and General Counsel since March 1997. Prior to joining the Company, from 1995 through March 1997, Mr. Hamburger was an associate in the Mergers & Acquisitions Group at Dewey Ballantine.

  William H. Mackall has served as the Company's Vice President--Sales and Marketing since June 1996. Prior to joining the Company, from 1994 through May 1996, Mr. Mackall was a private marketing and sales promotion consultant. From 1991 through 1994, he co-founded and served as President of William Mackall & Associates, a full service sales promotion agency.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of the Record Date, the beneficial owners of more than 5% of the Common Stock, the Company's only class of voting securities, as known to the Company. In addition, the table sets forth the beneficial ownership of the Common Stock by (i) each of the Company's directors, nominees for director and executive officers named in the Summary Compensation Table (the "Named Executive Officers") and (ii) all directors and executive officers of the Company as a group. In each instance, information as to the number of shares owned and the nature of the ownership has been provided by the individual or entity described and is not within the direct knowledge of the Company. The number of shares beneficially owned by each director and executive officer is determined under rules of the Securities and Exchange Commission (the "Commission") and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the Record Date, through the exercise of any stock option or other right. Unless otherwise indicated, to the Company's knowledge, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. Unless otherwise indicated, the address of each person is the address of the Company set forth above.

                                       AMOUNT AND NATURE
NAME OF BENEFICIAL OWNER            OF BENEFICIAL OWNERSHIP PERCENT OF CLASS(1)
------------------------            ----------------------- -------------------
Robert H. Lorsch(2)................        4,773,143               36.83%
SmarTalk Partners, LLC(3)(4).......        2,447,449               18.89%
Ahmed O. Alfi(4)...................              --                  --
Fred F. Fielding(5)................            9,413                 *
Jeffrey I. Scheinrock(6)...........            9,413                 *
Lloyd S. Zeiderman(7)..............          477,632                3.69%
Glen Andrew Folck(8)...............           28,240                 *
Richard M. Teich...................          308,870                2.38%
Robert M. Smith....................            3,040                 *
FMR Corp.(9).......................        1,067,200                8.23%
All directors and executive
 officers as a group (10
 persons)(10)......................        5,505,319               42.32%

--------
*  Less than one percent.

(1) Based upon 12,959,679 shares outstanding as of April 10, 1997.

(2) Does not include 168,762 shares held by the 1996 JBL Trust, the beneficiary of which is Mr. Lorsch's son as Mr. Lorsch disclaims beneficial ownership of the shares. Mr. Lorsch's business address is c/o SmarTalk TeleServices, Inc., 1640 South Sepulveda Blvd., Suite 500, Los Angeles, CA 90025.

(3) Amre Youness may be deemed the beneficial owner of the shares owned by SmarTalk Partners, LLC by virtue of his status as its sole manager. His business address is c/o SmarTalk Partners, LLC, 3 Civic Plaza, Suite 17D, Newport Beach, CA 92660.

(4) Mr. Alfi, a director of the Company, is a member of SmarTalk Partners. Mr. Alfi disclaims beneficial ownership of the shares owned by SmarTalk Partners.

(5) Mr. Fielding was granted options to purchase 28,240 shares of Common Stock at an exercise price of $3.56 per share pursuant to the Nonqualified Plan. Includes 9,413 shares of Common Stock that Mr. Fielding has the right to purchase within 60 days of the Record Date pursuant to this option.

(6) Mr. Scheinrock was granted options to purchase 28,240 shares of Common Stock at an exercise price of $3.56 per share pursuant to the Nonqualified Plan. Includes 9,413 shares of Common Stock that Mr. Scheinrock has the right to purchase within 60 days of the Record Date pursuant to this option.

(7) Includes 168,762 shares held by the 1996 JBL Trust, of which Mr. Zeiderman is trustee. Accordingly, Mr. Zeiderman may be deemed to beneficially own such shares.

(8) Includes 23,615 shares of Common Stock that Mr. Folck has the right to purchase within 60 days of the Record Date pursuant to options.

(9) FMR Corp., whose address is 82 Devonshire Street, Boston, Massachusetts 02109, has filed a Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), stating that it held sole voting power with respect to 34,900 and sole dispositive power with respect to 1,067,200 shares of the Common Stock.

(10) Includes 48,067 shares of Common Stock purchasable within 60 days of the Record Date pursuant to options.

                            EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation for services rendered in all capacities to the Company for the fiscal years ended December 31, 1996, and 1995 for those persons who were, at December 31, 1996,
(i) the Company's Chief Executive Officer ("CEO") and (ii) the executive officers of the Company, excluding the CEO, whose earned compensation exceeded $100,000 in 1996 (the "Named Executive Officers"). No other officer of the Company had a total annual salary and bonus which exceeded $100,000 during the year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                        ANNUAL COMPENSATION           COMPENSATION
                                  ----------------------------------- ------------
                                                                         AWARDS
                                                                       SECURITIES
                                                           OTHER       UNDERLYING   ALL OTHER
                                                          ANNUAL        OPTIONS    COMPENSATION
 NAME AND PRINCIPAL POSITION YEAR SALARY $    BONUS $ COMPENSATION $*     (#)          ($)
 --------------------------- ---- --------    ------- --------------- ------------ ------------
Robert H. Lorsch.........    1996 390,835        --       43,200(1)         --        20,000(2)
  Chairman, President and    1995  73,750(3)     --          --             --           --
  Chief Executive Officer
Richard M. Teich.........    1996 130,835(4)     --          --             --         1,020(2)
   Executive Vice
   President
Glen Andrew Folck........    1996  57,500     86,000         --          28,240        1,600(2)
   Vice President--
   Finance

--------
 * Other annual compensation, where none is specified, is less than 10% of the total of annual salary and bonus reported for the Named Executive Officer.

(1) This amount represents perquisites of $28,800 as an automobile allowance and $14,400 for health/fitness services.

(2) These amounts represent life insurance and disability premiums paid by the Company.

(3) These amounts represent compensation for the final three months of 1995, the payment of which was deferred until the first quarter of 1996. In addition, Mr. Lorsch's services were provided to SmarTalk by LCN from October 1994 through September 1995, and thereafter certain of Mr. Lorsch's services were provided by LCN through the end of the year. SmarTalk paid LCN certain amounts including consulting fees for Mr. Lorsch's services.

(4) This amount does not include $33,400 earned by Mr. Teich as commissions under a consulting agreement with the Company in 1995, the payment of which was deferred until 1996.

  The following table sets forth certain information with respect to stock options granted during fiscal 1996 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                     NUMBER OF   PERCENT OF
                     SECURITIES TOTAL OPTIONS EXERCISE
                     UNDERLYING    GRANTED     PRICE
                      OPTIONS   TO EMPLOYEES    PER    EXPIRATION     GRANT
   NAME              GRANTED(1)  IN 1996(2)   SHARE(3)  DATE(4)   DATE VALUE(5)
   ----              ---------- ------------- -------- ---------- -------------
Glen Andrew Folck...   28,240      27.76%      $1.77    1/15/06      $47,161

--------
(1) These options were granted pursuant to the Nonqualified Plan. One-half of these options vested upon completion of the Company's initial public offering on October 23, 1996 and the remainder vested at March 1, 1997. Options to purchase 23,615 shares remain outstanding as of the Record Date.

(2) In 1996, the Company granted to employees a total of 101,741 options under the Company's Nonqualified Plan. This number was used in calculating the percentages above.

(3) The exercise price represents the market value of the Common Stock on the date of the option grant.

(4) The options granted under the Company's Nonqualified Plan generally expire on the earliest of (a) the tenth anniversary of the date of grant, (b) three months after the optionee's termination of employment from the Company or an affiliate, (c) six months after the optionee's termination of employment from the Company or an affiliate in the case of permanent disability or the death of the optionee while the optionee is employed by the Company, or (d) if death or permanent disability occurs within three months after the optionee's termination of employment with the Company or an affiliate.

(5) The grant date value represents the present value of the grant at the date of grant using an assumed risk-free rate of return, with no volatility or dividend yield, as prescribed in the Black-Scholes pricing model.

  The following table sets forth certain information with respect to unexercised options to purchase the Company's Common Stock held by the Named Executive Officers on December 31, 1996.

                      FISCAL YEAR-END OPTION VALUE TABLE


                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                         OPTIONS HELD AT       IN-THE-MONEY OPTIONS AT
                                                        DECEMBER 31, 1996       DECEMBER 31, 1996(1)
                         SHARES ACQUIRED   VALUE    ------------------------- -------------------------
NAME                     UPON EXERCISE #  REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- ---------- ----------- ------------- ----------- -------------
Glen Andrew Folck.......      4,625      $59,454.38   23,615         --       $359,656.45      --

--------
(1) Options are "in-the-money" at fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The amounts set forth represent the difference between the closing price of the Company's Common Stock on December 31, 1996 ($17.00) and the exercise price of the options ($1.77), multiplied by the number of options.

                             EMPLOYMENT AGREEMENTS

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement (the "Lorsch Employment Agreement") with Robert H. Lorsch to serve as the President and Chief Executive Officer. The Lorsch Employment Agreement provides for an initial term of three years commencing on October 23, 1996 and contains a two year "evergreen" provision pursuant to which the employment period will automatically be extended for consecutive periods of two years unless the Company gives Mr. Lorsch written notice, no later than one year prior to the expiration of the then applicable employment period, that employment will terminate upon the expiration of that period.

  Under the Lorsch Employment Agreement, Mr. Lorsch is entitled to an annual base salary of $345,000 for each calendar year of the agreement and is to receive a bonus based on the Company's operating results in the discretion of the Compensation Committee. Pursuant to the Lorsch Employment Agreement, the Company will provide Mr. Lorsch with certain other benefits, including life and disability insurance, an automobile allowance and reimbursement for ordinary business expenses. Mr. Lorsch is entitled to participate in benefits available to employees and executive officers of the Company. Under the terms of the Lorsch Employment Agreement, Mr. Lorsch has agreed not to compete with the Company nor solicit SmarTalk employees on behalf of another person, firm or entity in competition with the Company, during the term of his employment and for one year after the effective date of termination.

  If Mr. Lorsch's employment is terminated by the Company following a "change in control" or "without cause" or by Mr. Lorsch for "good reason" (as such terms are defined in the Lorsch Employment Agreement), Mr. Lorsch is entitled to receive a payment equal to the then effective base salary for the longer of
(a) the remainder of the term of the Lorsch Employment Agreement and (b) 24 months (the "Lorsch Severance Period"), and the Company shall continue to maintain Mr. Lorsch's benefits during the Lorsch Severance Period until comparable benefits are obtained from another employer. In addition, Mr. Lorsch's employment may be terminated by the Company "for cause" (as defined in the Lorsch Employment Agreement), in which case Mr. Lorsch would not be entitled to any further payments under the Lorsch Employment Agreement other than amounts already earned.

  The Company has entered into an employment agreement (the "Teich Employment Agreement") with Richard M. Teich to serve as the Executive Vice President. The Teich Employment Agreement provides for an initial term of two years commencing on October 26, 1996 and contains a one year "evergreen" provision pursuant to which the employment period will be automatically extended for consecutive periods of one year unless the Company gives Mr. Teich written notice, no later than three months prior to the expiration of the then applicable employment period, that employment will terminate upon the expiration of that period.

  Under the Teich Employment Agreement, Mr. Teich is entitled to an annual base salary of $185,000 for each calendar year of the agreement and is to receive a bonus based on the Company's operating results in the discretion of the Compensation Committee. Pursuant to the Teich Employment Agreement, the Company will provide Mr. Teich with certain other benefits, including life and disability insurance, an automobile allowance and reimbursement for ordinary business expenses. Mr. Teich is entitled to participate in benefits available to employees and executive officers of the Company. Under the terms of the Teich Employment Agreement, Mr. Teich has agreed not to compete with the Company nor solicit SmarTalk employees on behalf of another person, firm or entity in competition with the Company during the term of his employment and for one year after the effective date of termination.

  If Mr. Teich's employment is terminated by the Company following a "change in control" or "without cause" or by Mr. Teich for "good reason" (as such terms are defined in the Teich Employment Agreement), Mr. Teich is entitled to receive a payment equal to the then effective base salary for the longer of
(a) the remainder of the term of the Teich Employment Agreement and (b) 24 months (the "Teich Severance Period"), and the Company shall continue to maintain Mr. Teich's benefits during the Teich Severance Period until comparable benefits are obtained from another employer. In addition, Mr. Teich's employment may be terminated by the Company "for cause" (as defined in the Teich Employment Agreement), in which case
Mr. Teich would not be entitled to any further payments under the Teich Employment Agreement other than amounts already earned.

  The Company has entered into an employment agreement (the "Folck Employment Agreement") with Glen Andrew Folck to serve as Vice President--Finance and Chief Financial Officer. The Folck Employment Agreement provides for an initial term of two years commencing on January 1, 1997 and contains a one year "evergreen" provision pursuant to which the employment period will be automatically extended for consecutive periods of one year unless the Company gives Mr. Folck written notice, no later than three months prior to the expiration of the then applicable employment period, that employment will terminate upon the expiration of that period.

  Under the Folck Employment Agreement, Mr. Folck is entitled to an annual base salary of $150,000 for each calendar year of the agreement and is to receive a bonus based on the Company's operating results in the discretion of the Compensation Committee. Pursuant to the Folck Employment Agreement, the Company will provide Mr. Folck with certain other benefits, including life and disability insurance, an automobile allowance and reimbursement for ordinary business expenses. Mr. Folck is entitled to participate in benefits available to employees and executive officers of the Company. Under the terms of the Folck Employment Agreement, Mr. Folck has agreed not to compete with the Company nor solicit SmarTalk employees on behalf of another person, firm or entity in competition with the Company during the term of his employment and for one year after the effective date of termination.

  If Mr. Folck's employment is terminated by the Company "without cause" or by Mr. Folck for "good reason" (as such terms are defined in the Folck Employment Agreement), Mr. Folck is entitled to receive a lump sum amount equal to three times Mr. Folck's base salary as in effect immediately prior to such termination and the highest bonus paid to Mr. Folck during the Employment Period. In addition, for the longer of (a) the remainder of the term of the Folck Employment Agreement and (b) 24 months (the "Folck Severance Period"), the Company shall continue to maintain Mr. Folck's benefits during the Folck Severance Period until comparable benefits are obtained from another employer. The definition of "good reason" includes a termination by Mr. Folck for any reason within 12 months following the occurrence of a Change in Control (as defined in the Folck Employment Agreement). In addition, Mr. Folck's employment may be terminated by the Company "for cause" (as defined in the Folck Employment Agreement), in which case Mr. Folck would not be entitled to any further payments under the Folck Employment Agreement other than amounts already earned.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

 Compensation Philosophy

  The executive compensation program is administered by the Compensation Committee of the Board of Directors and is designed to attract, retain and motivate executive personnel whose sustained performance will increase shareholder value through successful achievement of short-term corporate goals and long-term company objectives. The compensation program is directly integrated with the achievement of the Company's strategic business plans but remains subject to the discretion of the Company's Compensation Committee. The following program components have been designed to meet these objectives:

 Base Salary

  The base salary program is designed to pay for individual performance within a structure that is internally equitable and externally competitive with comparable companies. Base salaries are a function of the relative value and potential impact of each position on the performance of the Company. Value is measured by responsibilities and complexity of the position.

  The program is designed to provide executives who continue to meet performance expectations with base compensation that is competitive with market rates at comparable companies. In deciding upon compensation packages for the Named Executive Officers, the Compensation Committee reviewed available salary surveys conducted by independent consulting firms. Each year the Company plans to compare base salary, bonus and total compensation ranges of its executives to those of similar positions in comparable companies, as reported by the Company's peer group and any available salary surveys. Executives may or may not receive a base salary increase upon expiration of their existing contracts dependent upon performance during the term and their position relative to comparable company positions. The amount of the increase will vary with individual performance against established performance objectives.

 Annual Incentive Bonus

  A target bonus is paid when both Company performance and individual performance objectives are met. Company performance goals are measured by reference to the Company's projections and long term business plan. Individual performance goals are value added, representing achievements of objectives beyond normal position expectations set by the Compensation Committee at the beginning of each year or upon an executive's initial employment, with an emphasis on long-term corporate strategy.

  If both objectives are not met, the bonus may be reduced. If performance is below the minimum threshold for both objectives, there may be no bonus. Similarly, if performance exceeds the objectives, a higher bonus will be paid.

 Stock Options

  The 1996 Incentive Stock Option Plan rewards executives for long-term strategic management and enhancement of shareholder value. It is designed to promote recruitment and retention of key executive personnel by providing meaningful incentives dependent upon successful corporate performance. Stock options are awarded based upon overall evaluation of each executive.

 Company Performance and Chief Executive Officer Compensation

  The Compensation Committee analyzed Mr. Lorsch's annual compensation package as described above. In addition, the Compensation Committee took into account Mr. Lorsch's significant role in the successful completion of the initial public offering and the Company's increasing revenues and retail penetration in deciding upon the base salary of Mr. Lorsch. Mr. Lorsch offered to forego any bonus in light of the Company's status as a newly registered company. In the future, as discussed previously, the Company's executive compensation program, including that of the CEO, will be based on business and individual performance.

                                          Respectfully submitted,

                                          Fred F. Fielding
                                          Jeffrey I. Scheinrock
                                          Lloyd S. Zeideman

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Shareholder Return Performance Presentation shall not be incorporated by reference into any such filings.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a line graph comparing the Company's cumulative total shareholder return on its Common Stock with the return of the NASDAQ Market Index. The graph assumes $100 invested on October 23, 1996 with all dividends fully reinvested.


                       [PERFORMANCE GRAPH APPEARS HERE]


Measurement Period             NASDAQ       SMARTALK
-------------------          ----------     ---------
FYE 10/24/96                 $100           $100
FYE 10/31/96                 $99.55         $102.56
FYE 11/30/96                 $105.35        $85.47
FYE 12/31/96                 $105.22        $116.24
FYE 01/31/97                 $112.46        $120.51
FYE 02/28/97                 $106.68        $97.44
FYE 03/31/97                 $99.57         $92.31

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to July 1996, there was no Compensation Committee, and the entire Board of Directors participated in deliberations regarding executive officer compensation. During the fiscal year ended December 31, 1996, Mr. Lorsch was an executive officer of the Company. During such period, no member of the Board of Directors served as a director or a member of the Compensation Committee of any other company of which any executive officer served as a member of the Board of Directors.

  Mr. Lorsch, the Company's Chairman of the Board and Chief Executive Officer, is the sole shareholder of LCN, which was a marketing and consulting firm. SmarTalk was formed in October 1994 and had no employees until September 1995. From October 1994 through December 1995 LCN provided the Company with consulting and operational assistance. All of the services of Mr. Lorsch and certain of the services of Mr. Teich (the Company's present Executive Vice President) were provided to SmarTalk through LCN and SmarTalk was billed on an hourly basis for their services. In addition, LCN provided SmarTalk with assistance with product, platform, billing and software development. For a limited period through the end of 1995, SmarTalk employees were covered under LCN's benefit programs. The total amount paid by SmarTalk to LCN for all these services was approximately $25,000 in 1994 and $415,000 in 1995.

  In January 1996 the Company assumed a lease from LCN of office space owned by Mr. Lorsch. Under this lease the Company paid rent to LCN totaling $11,226 in 1996. The Company no longer utilizes such space and the lease has been terminated. The Company has paid $5,000 of a $10,000 lease cancellation fee to LCN.

  From February 17, 1995 to November 30, 1995, Mr. Lorsch advanced funds, from time to time, to the Company. At no time during this period did the amount owed by the Company to Mr. Lorsch exceed $42,200. These loans were repaid in full by November 30, 1995. In addition, Mr. Lorsch was loaned $4,500 by the Company in October 1994, which amount was repaid by the end of 1994.

  On December 28, 1995, pursuant to a Loan and Investment Agreement among SmarTalk Partners, the Company and Robert H. Lorsch, SmarTalk Partners agreed to loan the Company $1,200,000, provide the Company with a $500,000 line of credit and purchase shares of Common Stock of the Company representing 30% of the outstanding shares for a purchase price of $300,000. The number of shares purchased was 2,647,449, as adjusted for subsequent stock splits, and the purchase price was determined on the basis of arms' length negotiations. The Company repaid the loan and the line of credit with the proceeds from the initial public offering. SmarTalk Partners is a significant shareholder of the Company. Mr. Alfi, a director of the Company, is a member of SmarTalk Partners.

  SmarTalk purchased certain of the office furniture and equipment fixed assets of LCN (the "LCN Assets") pursuant to an agreement dated December 28, 1995 between SmarTalk and LCN. The purchase was consummated in January 1996 for $500,000 cash plus a $2,000,000 principal amount subordinated promissory note which was repaid with the proceeds from the initial public offering. The LCN Assets were originally purchased by LCN for approximately $106,000 and had a net book value of approximately $36,000 at the time of their purchase by the Company. The substantial excess in the cost to the Company over the net book value to LCN of the LCN Assets (which excess was approximately $2.46 million) was recorded as a charge to the Company's accumulated deficit in a manner similar to a capital distribution. At the time of the purchase of the LCN Assets, Mr. Lorsch was the sole shareholder of LCN and the Chairman of the Board, President and Chief Executive Officer and majority shareholder of the Company. The Company did not seek nor obtain a fairness opinion from an independent financial advisor with respect to its purchase of the LCN Assets, but rather agreed upon the purchase price thereof following negotiations with SmarTalk Partners, which was then contemplating an investment in the Company. In addition, the shareholders of the Company unanimously consented to the transaction.

  From and after July 1996, the Company has had a Compensation Committee, of which Fred F. Fielding, Jeffrey I. Scheinrock and Lloyd S. Zeiderman are members. No current member of the Compensation Committee has served as an officer or employee of the Company or any of its subsidiaries.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Mr. Lorsch, the Company's Chairman of the Board and Chief Executive Officer, is the sole shareholder of LCN, which was a marketing and consulting firm. SmarTalk was formed in October 1994 and had no employees until September 1995. From October 1994 through December 1995 LCN provided the Company with consulting and operational assistance. All of the services of Mr. Lorsch and certain of the services of Mr. Teich (the Company's present Executive Vice President) were provided to SmarTalk through LCN and SmarTalk was billed on an hourly basis for their services. In addition, LCN provided SmarTalk with assistance with product, platform, billing and software development. For a limited period through the end of 1995, SmarTalk employees were covered under LCN's benefit programs. The total amount paid by SmarTalk to LCN for all these services was approximately $25,000 in 1994 and $415,000 in 1995.

  In January 1996, the Company assumed a lease from LCN of office space owned by Mr. Lorsch. Under this lease the Company paid rent to LCN totaling $11,226 in 1996. The Company no longer utilizes such space and the lease has been terminated. The Company has paid $5,000 of a $10,000 lease cancellation fee to LCN.

  From February 17, 1995 to November 30, 1995, Mr. Lorsch advanced funds, from time to time, to the Company. At no time during this period did the amount owed by the Company to Mr. Lorsch exceed $42,200. These loans were repaid in full by November 30, 1995. In addition, Mr. Lorsch was loaned $4,500 by the Company in October 1994, which amount was repaid by the end of 1994.

  On December 28, 1995, pursuant to a Loan and Investment Agreement among SmarTalk Partners, the Company and Robert H. Lorsch, SmarTalk Partners agreed to loan the Company $1,200,000, provide the Company with a $500,000 line of credit and purchase shares of Common Stock of the Company representing 30% of the outstanding shares for a purchase price of $300,000. The number of shares purchased was 2,647,449, as adjusted for subsequent stock splits, and the purchase price was determined on the basis of arm's length negotiations. The Company repaid the loan and the line of credit with the proceeds from the initial public offering. SmarTalk Partners is a significant shareholder of the Company. Mr. Alfi, a director of the Company, is a member of SmarTalk Partners.

  SmarTalk purchased the LCN Assets pursuant to an agreement dated December 28, 1995 between SmarTalk and LCN. The purchase was consummated in January 1996, for $500,000 cash plus a $2,000,000 principal amount subordinated promissory note which was repaid with proceeds from the initial public offering. The LCN Assets were originally purchased by LCN for approximately $106,000 and had a net book value of approximately $36,000 at the time of their purchase by the Company. The substantial excess in the cost to the Company over the net book value to LCN of the LCN Assets (which excess was approximately $2.46 million) was recorded as a charge to the Company's accumulated deficit in a manner similar to a capital distribution. At the time of the purchase of the LCN Assets, Mr. Lorsch was the sole shareholder of LCN and the Chairman of the Board, President and Chief Executive Officer and majority shareholder of the Company. The Company did not seek nor obtain a fairness opinion from an independent financial advisor with respect to its purchase of the LCN Assets, but rather agreed upon the purchase price thereof following negotiations with SmarTalk Partners, which was then contemplating an investment in the Company. In addition, the shareholders of the Company unanimously consented to the transaction.

  Mr. Smith, a nominee for director, is a member of the law firm Dewey Ballantine. SmarTalk retained Dewey Ballantine to act as counsel to the Company for the initial public offering. SmarTalk retained Dewey Ballantine following the initial public offering for general corporate purposes and plans to continue to utilize the services of Dewey Ballantine in the current fiscal year. The amount received by Dewey Ballantine during the fiscal year ended December 31, 1996 did not exceed five percent of the law firm's gross revenues for the firm's last full fiscal year.

  Mr. Spangenberg, the President and Chief Operating Officer of the Company, was an executive officer of Donaldson, Lufkin & Jenrette ("DLJ"), an investment banking firm that was a managing underwriter of the initial public offering. SmarTalk retained DLJ following the initial public offering to perform analysis services for SmarTalk and plans to continue to utilize the services of DLJ in the current fiscal year . The amount received by DLJ during the fiscal year ended December 31, 1996 did not exceed five percent of the firm's consolidated gross revenues for the firm's last full fiscal year.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Board has nominated Messrs. Ahmed O. Alfi, Fred F. Fielding, Robert H. Lorsch, Jeffrey I. Scheinrock, Robert M. Smith, and Lloyd S. Zeiderman to serve as directors of the Company for a one-year term. Each nominee, if elected, will hold office until the 1998 annual meeting of shareholders at which time his term of office expires, and until his successor is elected and qualified, unless he resigns or his seat on the Board becomes vacant due to his death, removal or other cause in accordance with the Bylaws of the Company. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other persons for the office of director as the Board may recommend in the place of such nominee. The nominees shall be elected by a plurality of the votes cast in the election by the holders of the Common Stock represented and entitled to vote at the Annual Meeting, assuming the existence of a quorum.

  THE BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR" THE SIX NOMINEES NAMED ABOVE, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                  PROPOSAL 2

                        RATIFICATION OF APPOINTMENT OF
                        INDEPENDENT PUBLIC ACCOUNTANTS

  The Board has selected Price Waterhouse LLP as the independent public accountants of the Company for 1997. Price Waterhouse LLP has served as the Company's independent public accountants since November 1995. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

  The affirmative vote of the holders of a majority of the shares of Common Stock of the Company represented (in person or by proxy) and voting at the meeting, provided that at least a majority of such stock is represented at the meeting, is required for the proposed ratification. In the event ratification by the shareholders of the appointment of Price Waterhouse LLP as the Company's independent public accountants is not obtained, the Board will reconsider such appointment.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2 TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                         TRANSACTION OF OTHER BUSINESS

  At the date of this Proxy Statement, the only business which the Board intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's officers and directors, and beneficial owners of more than ten percent (10%) of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and The NASDAQ Stock Market. Such persons are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the year ended December 31, 1996, its officers, directors and more than ten percent (10%) beneficial owners complied with all Section 16(a) filing requirements applicable to them.

                 SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Proposals of shareholders intended to be presented at the next annual meeting of shareholders of the Company (i) must be received by the Company at its offices at 1640 South Sepulveda, Suite 500, Los Angeles, CA 90025 no later than December 24, 1997 and (ii) must satisfy the conditions established by the Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

                                         By Order of the Board of Directors

                                                /s/ Bruce. W. Bielinski
                                         --------------------------------------
                                                   Bruce W. Bielinski
                                                       Secretary

April 23, 1997

PROXY
                          SMARTALK TELESERVICES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 15, 1997
  The undersigned hereby nominates, constitutes and appoints Ahmed O. Alfi, Fred F. Fielding, Robert H. Lorsch, Jeffrey I. Scheinrock, Robert M. Smith and Lloyd S. Zeiderman or any of them, with full power of substitution, to vote all shares of common stock, no par value, of SmarTalk TeleServices, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, May 15, 1997 or any postponements or adjournments thereof, and upon such other business as may properly come before the Annual Meeting, with all the powers the undersigned would possess if personally present as follows:
  A Vote FOR Proposal 1 is recommended by the Board of Directors:
1. To elect the Board of Directors' six nominees as directors. Nominees: Ahmed
O. Alfi, Fred F. Fielding, Robert H. Lorsch, Jeffrey I. Scheinrock, Robert M. Smith and Lloyd S. Zeiderman.
          [_] FOR ALL NOMINEES LISTED ABOVE [_] WITHHOLD AUTHORITY
              (except as marked to the contrary below)
 (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below:)

            -------------------------------------------------------
  The undersigned hereby confer(s) upon the proxies and each of them discretionary authority with respect to the election of Directors in the event that any of the above nominees is unable or unwilling to serve.
  A Vote FOR Proposal 2 is recommended by the Board of Directors:
2. To ratify the appointment of Price Waterhouse LLP as the Company's auditors for 1997.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN
                PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD TODAY


  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

  Please date this Proxy and sign your name exactly as it appears on your stock certificates. Executors, administrators, trustees, officers of a corporation, fiduciaries, etc., should give their full title as such. Partnerships should sign in the partnership name by an authorized person. For shares held jointly, each joint owner should personally sign. If the undersigned hold(s) any of the shares of common stock of the Company in a fiduciary, custodial or joint capacity or capacities, this Proxy is signed by the undersigned in every such capacity as well as individually. Attendance of the undersigned at the Annual Meeting will not be deemed to revoke this Proxy unless the undersigned shall affirmatively indicate at the meeting the intention of the undersigned to vote in person.

                                                 DATED:__________________, 1997

                                                 SIGNATURE:
                                                           ---------------------
                                                              (signature)

                                                 NAME:
                                                        ------------------------
                                                           (please print)

                                                 SIGNATURE:
                                                           ---------------------
                                                          (signature, if held
                                                                jointly)

                                                 -------------------------------
                                                    (title or authority, if
                                                          applicable)

                PLEASE SIGN, DATE AND MAIL YOUR PROXY CARD TODAY